Exhibit 3.1(a)

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

VIEWRAY INCORPORATED

ViewRay Incorporated, a corporation organized and existing under the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify that:

(a) The name of the corporation is ViewRay Incorporated (the “Company”). The Company’s original Certificate of Incorporation was initially filed with the Secretary of State of Delaware on October 31, 2007.

(b) The Company filed an Amended and Restated Certificate of Incorporation with the Secretary of State of Delaware on February 17, 2015 (the “February 2015 Certificate of Incorporation”).

(c) This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”), which amends and restates the February 2015 Certificate of Incorporation, was duly adopted in accordance with the provisions of Section 242 and 245 of the DGCL, and was approved by written consent of the stockholders of the corporation pursuant to Section 228(d) of the DGCL. Prompt notice of such action will be given to stockholders who did not consent in writing.

The text of the February 2015 Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

FIRST: The name of the corporation is ViewRay Incorporated.

SECOND: The address of the registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle, 19801. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purposes of the Company are to engage in any lawful act or activity or carry on any business for which corporations may be organized under the DGCL or any successor statute.

FOURTH:

A. Reverse Stock Split. Effective upon the filing of this Certificate of Incorporation with the Secretary of State of the State of Delaware (the “Effective Time”):

1. Each 7.25 shares of Common Stock (as defined below) issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, and each 7.25 shares of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock (each as defined below) issued and outstanding immediately prior to the Effective Time shall be reclassified as one share of Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively (the “Reverse Stock Split”).

2. Each stock certificate representing shares of any class or series of Common Stock or Preferred Stock (as defined below) immediately prior to the Effective Time shall, from and after the Effective Time, represent that number of shares of the class or series of Common Stock or Preferred Stock into which such shares shall have been reclassified pursuant to the Reverse Stock Split; provided, however, that each holder of any stock certificate(s) that represented shares of Common Stock or Preferred Stock immediately prior to the Effective Time shall be entitled to receive, upon surrender of such certificate(s), one or more certificates (or book entry share(s)) evidencing and representing the number of shares of Common Stock or Preferred Stock into which the shares represented by such certificate(s) shall have been reclassified pursuant to the Reverse Stock Split.

3. No fractional shares shall be issued for shares of Preferred Stock or Common Stock pursuant to the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of any fractional share of any class or series of Common Stock or Preferred Stock, the Corporation shall, in lieu of issuing any such fractional share, pay cash in an amount equal to the fair value of such fractional share (as determined in good faith by the Board of Directors of the Company (the “Board”)). All share, per share and dollar references in this Certificate of Incorporation shall be adjusted for the Reverse Stock Split only as explicitly provided herein.

B. The total number of shares of all classes of stock which the Company shall have authority to issue is 170,710,997 consisting of:

1. 90,000,000 shares of Common Stock, par value $0.01 per share (the “Common Stock”); and

2. 80,710,997 shares of Preferred Stock, $0.01 par value per share (the “Preferred Stock”), of which 398,500 shares have been designated Series A Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”), and 60,500,000 shares have been designated Series B Preferred Stock, par value $0.01 per share (the “Series B Preferred Stock”), and 19,812,497 shares have been designated Series C Preferred Stock, par value $0.01 per share (the “Series C Preferred Stock”).

The relative powers, designations, preferences, special rights, privileges, restrictions and other matters relating to such Common Stock and Preferred Stock are as set forth in this Article FOURTH.

C. Common Stock.

1. General. The voting, dividend and liquidation and other rights of the holders of the Common Stock are expressly made subject to and qualified by the rights of the holders of any series of Preferred Stock.

2. Voting Rights. The holders of record of Common Stock are entitled to one vote per share on all matters with respect to which such holders are entitled to vote under the DGCL, this Certificate of Incorporation or the By-Laws of the Company and on all matters otherwise to be voted on by the holders of Common Stock; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or pursuant to the DGCL. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares outstanding) by the vote of the holders of a majority of the stock of the corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3. Dividends. Dividends may be declared and paid on the Common Stock, from funds lawfully available therefor if, as and when determined by the Company’s Board of Directors (the “Board of Directors”) in its sole discretion, subject to provisions of law, any provision of this Certificate of Incorporation, as amended from time to time, and subject to the relative rights and preferences of any shares of Preferred Stock authorized, issued and outstanding hereunder.

4. Liquidation. Upon the dissolution or liquidation of the Company, whether voluntary or involuntary, holders of Common Stock, together with holders of Preferred Stock, will be entitled to receive, all assets of the Company available for distribution to its stockholders, subject to any preferential rights of any series of Preferred Stock then outstanding.

D. Preferred Stock.

The following terms used herein shall have the following definitions:

“Conversion Price” shall mean, as of the date of this Certificate of Incorporation, (i) $11.89725 with respect to the Series A Preferred Stock, which number reflects all applicable adjustments to date, (ii) $15.1235 with respect to the Series B Preferred Stock, which number reflects all applicable adjustments to date, and (iii) $17.40 with respect to the Series C Preferred Stock; provided, in each case, that such Conversion Price is subject to adjustment from time to time after the date of this Certificate of Incorporation as set forth herein.

“Corporate Reorganization” shall mean any (i) merger, consolidation or reorganization or other similar transaction or series of related transactions which results in the voting securities of the Company outstanding immediately prior thereto representing immediately thereafter (either by remaining outstanding or by being exchanged for or converted into voting securities of the surviving or acquiring entity) less than a majority of the combined voting power of the voting securities of the Company or such surviving or acquiring entity outstanding immediately after such merger, consolidation, reorganization or other similar transaction or series of related transactions; (ii) sale, lease, conveyance or other disposition, in a single transaction or series of related transactions, by the Company or any subsidiary of the Company of all or substantially all the assets of the Company and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Company if substantially all of the assets of the Company and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Company; or (iii) sale of outstanding shares of capital stock of the Company, in a single transaction or series of related transactions to which the Company is a party, representing at least a majority of the voting power of the voting securities of the Company (but excluding a Qualified IPO or any transaction or series of transactions entered into principally for bona fide equity financing purposes in which the Company issues new securities primarily for cash, the cancellation or conversion of indebtedness of the Company, or the combination thereof for the purpose of financing the operations and business of the Company).

“Original Issue Date” shall mean with respect to a share of Preferred Stock the date on which such share of Preferred Stock was first issued.

“Purchase Price” shall mean, (i) with respect to the Series A Preferred Stock, $11.89725, (ii) with respect to the Series B Preferred Stock, $15.1235, and (iii) with respect to the Series C Preferred Stock, $17.40.

“Qualified IPO” shall mean a firm commitment underwritten public offering of shares of the Company’s Common Stock at a price per share to the public of at least $52.20 (adjusted for stock splits, stock dividends, recapitalizations and similar vents, including any such events to be effected in connection with such offering) resulting in aggregate proceeds to the Company (net of the underwriting discounts or commissions and offering expenses) of not less than $50,000,000.

“Requisite Investors” shall mean the holders of record of at least a majority of the then issued and outstanding Senior Preferred Stock, voting as a separate class on an as converted to common stock basis.

“Senior Preferred Stock” shall mean the Series C Preferred Stock and the Series B Preferred Stock.

“Series C Original Issue Date” shall mean the date on which the first share of Series C Preferred Stock to be issued was first issued.

1. Dividends.

(a) Each issued and outstanding share of Senior Preferred Stock shall entitle the holder of record thereof to receive with respect to any such share, on a pro rata pari passu basis, when, as and if declared by the Board of Directors, out of funds legally available therefor, dividends in cash at the rate per share of 8% of the applicable Purchase Price of such share (as adjusted for any stock splits, stock dividends, recapitalizations or the like with respect to the Senior Preferred Stock) per annum based on a 365-day year commencing on the applicable Original Issue Date. The right to receive dividends on shares of Senior Preferred Stock shall not be cumulative, and no right to dividends shall accrue to holders of any series of Senior Preferred Stock by reason of the fact that dividends on said shares are not declared or paid. No dividend or other distribution shall be paid on any of the Series A Preferred Stock, the Common Stock or any other class or series of capital stock of the Company ranking junior to the Senior Preferred Stock upon the occurrence of a Liquidation Event (as defined in Section 2 below) unless and until the Board of Directors of the Company shall have declared, and the Company shall have paid or set aside for payment, dividends on the Senior Preferred Stock in accordance with the provisions of this Section 1(a).

(b) No dividend or other distribution shall be declared for payment or paid on any share of any class or series of capital stock of the Company (other than dividends paid on the Senior Preferred Stock, in accordance with the provisions of Section 1(a) above), unless and until (1) the Board of Directors of the Company shall have declared, and the Company shall have paid or set aside for payment, dividends on all outstanding shares of the Senior Preferred Stock, in accordance with the provisions of Section 1(a) above and (2) the Board of Directors of the Company shall have declared, and the Company shall have paid or set aside for payment, dividends on all outstanding shares of each other class or series of capital stock of the Company ranking senior to, or pari passu with, such class or series of capital stock of the Company in a per share amount equal (on an as-if-converted to Common Stock basis) to the amount paid or set aside for each share of such class or series of capital stock of the Company.

2. Liquidation, Dissolution or Winding-Up; Certain Mergers, Consolidations and Asset Sales. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company or any Corporate Reorganization (each, a “Liquidation Event”), distributions to the stockholders of the Company at the closing of such Liquidation Event and at each date after the closing on which additional amounts are distributed (such as earn-out payments, escrow amounts and other contingent payments), shall be made in the following order of priority:

(a) The holders of each share of Senior Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders, before any payment shall be made to the holders of Series A Preferred Stock, Common Stock or any other class or series of stock ranking on liquidation junior to the Senior Preferred Stock, by reason of their ownership thereof, an amount per share equal to the applicable Liquidation Preference with respect to the Senior Preferred Stock. After payment of the applicable Liquidation Preference shall have been made in full to the holders of Senior Preferred Stock, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Company available for distribution to its stockholders before any payment shall be made to the holders of Common Stock or any other class or series of stock ranking on liquidation junior to the Series A Preferred Stock, by reason of their ownership thereof, an amount per share equal to the Liquidation Preference with respect to the Series A Preferred Stock. The “Liquidation Preference” means (i) with respect to the Series C Preferred Stock the sum of (A) $17.40 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (B) any declared but unpaid dividends on such shares; (ii) with respect to the Series B Preferred Stock the sum of (A) $15.1235 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (B) any declared but unpaid dividends on such shares; and (iii) with respect to the Series A Preferred Stock the sum of (A) $55.10 (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization affecting such shares), plus (B) any declared but unpaid dividends on such shares.

(b) If upon the occurrence of a Liquidation Event, the assets and funds thus distributed among the holders of the Senior Preferred Stock and the Series A Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed (i) ratably among the holders of the Senior Preferred Stock on a pari passu basis, in proportion to and up to their respective Liquidation Preferences, and then (ii) to the extent that there are funds available therefor, ratably among the holders of the Series A Preferred Stock up to the Liquidation Preference of the Series A Preferred Stock.

(c) The Company shall not have the power to effect a Liquidation Event unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Company shall be allocated among the holders of capital stock of the Company in accordance with this Section 2 and has, in addition to all other requisite approvals (which, for the avoidance of doubt, shall include the written consent of the holders of at least a majority of all of the Company’s outstanding capital stock, voting together as a single class on an as-converted basis, in accordance with the DGCL), been approved by the Requisite Investors.

(d) In the event of a Liquidation Event pursuant to clauses (ii) or (iii) of the definition of “Corporate Reorganization” in Section D above, if the Company does not effect a dissolution of the Company under the DGCL within forty-five (45) days after such Liquidation Event, then (i) the Company shall deliver a written notice to each holder of Preferred Stock no later than the forty-fifth (45th) day after the Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) pursuant to the terms of the immediately following clause (ii) to require the redemption of such shares of Preferred Stock, and (ii) if the Requisite Investors so request in a written instrument delivered to the Company not later than sixty (60) days after such Liquidation Event, the Company shall use the consideration received by the Company for such Liquidation Event (net of any liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors), to the extent legally available therefor (the “Net Proceeds”), to redeem, on the seventy-fifth (75th) day after such Liquidation Event, all outstanding shares of Preferred Stock at a price per share equal to the applicable Liquidation Preference plus an amount equal to the amount, if any, such shares would be entitled to receive pursuant to Section D.2(e) of this Article FOURTH. In the event of a redemption pursuant to the preceding sentence, if the Net Proceeds are not sufficient to redeem all outstanding shares of Preferred Stock, the Company shall redeem a pro rata portion of each holder’s shares of Preferred Stock of the applicable series in accordance with the provisions of Section D.2(a)-(h) of this Article FOURTH. Prior to the distribution or redemption provided for in this paragraph, the Company shall not expend or dissipate the consideration received for such Liquidation Event, except to discharge expenses incurred in the ordinary course of business.

(e) Upon the completion of the distribution required by Section D.2(a) of this Article FOURTH, the remaining assets of the Company (if any) available for distribution to stockholders shall be distributed among the holders of Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock and Common Stock pro rata based on the number of shares held by each such holder, treating for this purpose all such securities as if they had been converted to Common Stock pursuant to the terms of this Certificate of Incorporation, at the Conversion Price then in effect, immediately prior to such Liquidation Event.

(f) Any securities to be delivered pursuant to this Section D.2 shall be valued as follows:

(i) securities not subject to investment letter or other similar restrictions on free marketability:

(A) if traded on a securities exchange, the value shall be deemed to be the volume-weighted average of the closing prices of the securities on such exchange over the 30-day period ending three (3) days prior to the occurrence of such Liquidation Event;

(B) if actively traded over-the-counter, the value shall be deemed to be the volume-weighted average of the closing bid or sale prices (whichever is applicable) over the 30-day period ending three (3) days prior to the occurrence of such Liquidation Event; and

(C) if there is no active public market, the value shall be the fair market value thereof, as mutually determined by the Company and the Requisite Investors.

(ii) The method of valuation of securities subject to investment letter or other restrictions on free marketability shall be to make an appropriate discount from the market value determined as above in subparagraphs C(2)(f)(i)(A), (B) and (C) to reflect the approximate fair market value thereof, as mutually determined by the Company and the Requisite Investors.

(g) Notwithstanding anything express or implied in this Section 2 to the contrary, any voluntary or involuntary liquidation, dissolution or winding-up of the Company or any Corporate Reorganization shall not be treated as a Liquidation Event and shall not be subject to any of the provisions of this Section 2 if the Requisite Investors make an election (either via vote at a meeting of stockholders, by written consent in lieu of a meeting or otherwise in writing) not to treat such voluntary or involuntary liquidation, dissolution or winding-up of the Company or such Corporate Reorganization as a Liquidation Event to which the provisions of this Section 2 shall be applicable.

3. Voting.

(a) General Voting Rights. Each holder of outstanding shares of Preferred Stock shall be entitled to the number of votes equal to the number of whole shares of Common Stock into which the shares of Preferred Stock held by such holder are convertible (as adjusted from time to time pursuant to Section D.4 of this Article FOURTH) as of the record date for such stockholder vote, at each meeting of stockholders of the Company (and written actions of stockholders in lieu of meetings) with respect to (i) any and all matters to which the holders of Common Stock are entitled to vote under the DGCL, this Certificate of Incorporation or the By-Laws of the Company or are otherwise presented to the holders of Common Stock for their action, consideration or vote (other than any matters that require the vote of the holder of Common Stock, voting separately as a class, under the DGCL, this Certificate of Incorporation or the By-Laws of the Company) and (ii) any and all matters (other than the matters referred to in the foregoing clause (i) of this Section 3(a)) to which the holders of the same series of Preferred Stock as such holder are entitled to vote under the DGCL, this Certificate of Incorporation or the By-Laws of the Company. Except for any matter or matters that require the separate vote or votes of one or more classes or series of capital stock of the Company under the DGCL, this Certificate of Incorporation (including without limitation, Section D.3(b) or Section D.6 of this Article FOURTH) or the By-Laws of the Company, holders of Preferred Stock and any other outstanding series or class of stock shall vote together with the holders of Common Stock as a single class.

(b) Voting for the Election of Directors. The Board of Directors shall consist of twelve (12) members. As long as shares of Series C Preferred Stock remain outstanding, the holders of outstanding shares of Series C Preferred Stock, voting as a single class, shall be entitled to elect two (2) directors of the Company (the “Preferred C Directors”) at each annual or special meeting of stockholders of the Company (or action by written consent in lieu of any such meeting) for purposes of electing directors. As long as shares of Series B Preferred Stock remain outstanding, the holders of outstanding shares of Series B Preferred Stock, voting as a single class, shall be entitled to elect seven (7) directors of the Company (the “Preferred B Directors” and, together with the Preferred C Directors, the “Designated Preferred Directors”) at each annual or special meeting of stockholders of the Company (or action by written consent in lieu of any such meeting) for purposes of electing directors. As long as shares of Series A Preferred Stock remain outstanding, the holders of outstanding shares of Series A Preferred Stock, voting as a single class, shall be entitled to elect one (1) director of the Company (the “Preferred A Director”) at each annual or special meeting of stockholders of the Company (or action by written consent in lieu of any such meeting) for purposes of electing directors. The holders of outstanding shares of Common Stock, voting as a single class, shall be entitled to elect two (2) directors of the Company (the “Common Directors”) at each annual or special meeting of stockholders of the Company (or action by written consent in lieu of any such meeting) for purposes of electing directors. In the case of any vacancy (other than a vacancy caused by removal) in the office of a director occurring among the directors elected by the holders of a class or series of stock pursuant to this Section 3(b), the remaining directors so elected by that class or series may (or, if there are no such directors remaining, the holders of a majority of the shares of that class or series may by affirmative vote) elect a successor to hold office for the unexpired term of the director whose place shall be vacant. Any director who shall have been elected by the holders of a class or series of stock or by any directors so elected as provided in the immediately preceding sentence hereof may be removed during the aforesaid term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by the holders of that class or series of stock represented at the meeting or pursuant to a written consent.

4. Conversion. The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a) Right to Convert. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Purchase Price applicable to such shares of Preferred Stock (as adjusted for any stock splits, stock dividends, recapitalization or the like with respect to such shares of Preferred Stock) by the Conversion Price applicable to such shares of Preferred Stock in effect at the time of conversion (such quotient referred to as the “Conversion Rate”). Such Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below. In the event of a Liquidation Event, the Conversion Right shall terminate at the close of business on the first full business day preceding the date fixed for the payment of any amounts distributable on liquidation to holders of shares of Preferred Stock.

(b) Fractional Shares. When calculating the number of shares of Common Stock into which shares of Preferred Stock shall be converted, the Company shall calculate to the largest whole number of shares of Common Stock rounding down for any fractional shares of Common Stock into which the shares of Preferred Stock would otherwise convert. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay the holder cash equal to such fraction multiplied by the then effective applicable Conversion Price. The determination of any cash payment due in lieu of the issuance of fractional shares shall be based upon the total number of shares of Preferred Stock being converted at any one time by any holder thereof, not upon each share of Preferred Stock being converted.

(c) Mechanics of Conversion.

(i) In order for a holder of Preferred Stock to convert shares of Preferred Stock into shares of Common Stock, such holder shall surrender the certificate or certificates for such shares of Preferred Stock at the office of the transfer agent for the Preferred Stock (or at the principal office of the Company if the Company serves as its own transfer agent), together with written notice that such holder elects to convert all or any number of the shares of the Preferred Stock represented by such certificate or certificates. Such notice shall state such holder’s name or the names of the nominees in which such holder wishes the certificate or certificates for shares of Common Stock to be issued. If required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by a written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or his or its attorney duly authorized in writing. The date of receipt of such certificates and notice by the transfer agent (or by the Company if the Company serves as its own transfer agent) shall be the conversion date (the “Conversion Date”). The Company shall, as soon as practicable after the Conversion Date, issue and deliver at such office to such holder of Preferred Stock or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled, together with cash, as provided in Section D.4(b) of this Article FOURTH, in lieu of any fractions of a share of Common Stock issuable upon such conversion and a certificate or certificates for the number of shares of Preferred Stock representing the remainder of shares of Preferred Stock not converted, to the extent that such shares of Preferred Stock were tendered to the Company.

(ii) The Company shall at all times when the Preferred Stock shall be outstanding, reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the Preferred Stock, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding Preferred Stock. Before taking any action that would cause an adjustment reducing the applicable Conversion Price below the then existing Conversion Price, the Company will take any corporate action which may be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock as shall be sufficient for such purpose.

(iii) Upon any conversion, no adjustment to the Conversion Price shall be made for any accrued or declared but unpaid dividends, if any, on the Preferred Stock surrendered for conversion or on the Common Stock delivered upon conversion.

(iv) All shares of Preferred Stock that shall have been surrendered for conversion as herein provided shall no longer be deemed to be outstanding and all rights with respect to such shares, including the rights, if any, to receive notices and to vote, shall immediately cease and terminate on the Conversion Date, except only the right of the holders thereof to receive shares of Common Stock in exchange therefor and to receive payment of any dividend accrued or declared but unpaid thereon, if any (which dividend may, at the Company’s election, be paid in cash, shares of Common Stock or a combination thereof). Any shares of Preferred Stock so converted shall be retired and cancelled and shall not be reissued, and the Company (without the need for stockholder action) may from time to time take such appropriate action as may be necessary to reduce the authorized number of shares of the applicable Preferred Stock accordingly.

(v) The Company shall pay any and all issue and other taxes that may be payable in respect of any issuance or delivery of shares of Common Stock upon conversion of shares of Preferred Stock pursuant to this Section D.4. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of shares of Common Stock in a name other than that in which the shares of Preferred Stock so converted were registered, and no such issuance or delivery shall be made unless and until the person or entity requesting such issuance has paid to the Company the amount of any such tax or has established, to the satisfaction of the Company, that such tax has been paid.

(d) Adjustments to Conversion Price for Diluting Issues:

(i) Special Definitions. For purposes of this Section D.4(d), the following definitions shall apply;

(A) “Options” shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire Common Stock or Convertible Securities (other than as provided in Section D.4(d)(i)(C)(II) and (IV) of this Article FOURTH).

(B) “Convertible Securities” shall mean any evidences of indebtedness, shares or other securities, other than Options, directly or indirectly convertible into or exchangeable for Common Stock.

(C) “Additional Shares of Common Stock” shall mean all shares of Common Stock issued (or, pursuant to Section D.4(d)(iii) below, deemed to be issued) by the Company after the Series C Original Issue Date, other than the following (collectively, the “Excluded Issuances”):

(I) shares of Common Stock issued or issuable upon conversion of shares of Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

(II) shares of Common Stock or options or restricted stock awards or other rights therefor issued to employees, officers, directors, consultants, contractors, or advisors of the Company pursuant to any compensatory or incentive plan or arrangement adopted, approved or ratified by the Board of Directors, including a majority of the Designated Preferred Directors;

(III) shares of Common Stock issued or issuable as a dividend or other distribution on Series A Preferred Stock, Series B Preferred Stock, or Series C Preferred Stock;

(IV) shares of Common Stock issuable directly or pursuant to the exercise of warrants, options or other rights granted in connection with any equipment lease, real estate lease, technology license, bank financing or similar non-equity financing transaction approved by the Board of Directors including a majority of the Designated Preferred Directors;

(V) shares of Common Stock or Convertible Securities issued to the public in a firm commitment underwritten public offering pursuant to an effective registration statement filed under the Securities Act of 1933, as amended in connection with which all outstanding shares of Preferred Stock will be automatically converted to Common Stock;

(VI) shares of Common Stock, Options or Convertible Securities issued pursuant to the acquisition by the Company of another corporation or entity by consolidation, corporate reorganizations, or merger, or purchase of all or substantially all of the assets of such corporation or entity as approved by the Board of Directors, including a majority of the Designated Preferred Directors;

(VII) shares of Common Stock issued or issuable by reason of an adjustment that is covered by Sections 4(e), 4(f), 4(g), 4(h) or 4(i) below;

(VIII) shares of Common Stock, Options or Convertible Securities upon receipt by the Company of prior written notice from the Requisite Investors agreeing that the issuance of such shares of Common Stock, Options or Convertible Securities shall be deemed to be an Excluded Issuance;

(IX) 862,064 shares of Series C Preferred Stock issued pursuant to that certain Series C Preferred Stock Purchase Agreement, dated as of November 18, 2013 (as amended and in effect from time to time, the “2013 Series C Purchase Agreement”);

(X) any securities issued or issuable upon conversion, exercise or exchange of any other securities that are also covered by Section D.4(d)(i)(C)(I)-(IX) of Article FOURTH; and

(XI) any securities issuable as a result of any adjustment to any Conversion Price pursuant to Section D.4(d)(iii) or Section D.4(d)(iv) of Article FOURTH.

(ii) No Adjustment of Conversion Price. No adjustment pursuant to Section D.4(d)(iii) or Section D.4(d)(iv) in the number of shares of Common Stock into which each share of any series of Preferred Stock is convertible shall be made unless the consideration per share (determined pursuant to Section D.4(d)(v)) for an Additional Share of Common Stock issued or deemed to be issued by the Company is less than the Conversion Price of such series of Preferred Stock in effect on the date of, and immediately prior to, the issue of such Additional Shares of Common Stock.

(iii) Issue of Securities Deemed Issue of Additional Shares of Common Stock. If the Company at any time or from time to time after the Series C Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock (as set forth in the instrument relating thereto without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Shares of Common Stock issued as of the time of such issue or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section D.4(d)(v) of this Article FOURTH) of such Additional Shares of Common Stock would be less than the Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, or such record date, as the ease may be, and provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued:

(A) No further adjustment in the applicable Conversion Price of such series of Preferred Stock shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

(B) If such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, upon the exercise, conversion or exchange thereof, the applicable Conversion Price of such series of Preferred Stock computed upon the original issue of such Options or Convertible Securities (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(C) Upon the expiration or termination of any unexercised Option, the applicable Conversion Price of such series of Preferred Stock shall be readjusted, and the Additional Shares of Common Stock deemed issued as the result of the original issue of such Option shall not be deemed issued for the purposes of any subsequent adjustment of such applicable Conversion Price; and

(D) In the event of any change in the number of shares of Common Stock issuable upon the exercise, conversion or exchange of any Option or Convertible Security, including, but not limited to, a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price of such series of Preferred Stock then in effect shall forthwith be readjusted to such applicable Conversion Price as would have obtained had the adjustment that was made upon the issuance of such Option or Convertible Security not exercised or converted prior to such change been made upon the basis of such change; and

(E) In the event the Company, after the Series C Original Issue Date, amends any Options or Convertible Securities (whether such Options or Convertible Securities were outstanding on the Series C Original Issue Date or were issued after the Series C Original Issue Date) to increase the number of shares issuable thereunder or decrease the consideration to be paid upon exercise or conversion thereof, then such Options or Convertible Securities, as so amended, shall be deemed to have been issued after the Series C Original Issue Date and the provisions of this Section D.4(d)(iii) of Article FOURTH shall apply.

(iv) Adjustment of Conversion Price. In the event the Company shall at any time after the Series C Original Issue Date issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section D.4(d)(iii), but excluding shares issued as a stock split or combination as provided in Section D.4(e) or upon a dividend or distribution as provided in Section D.4(f)), without consideration or for a consideration per share less than the applicable Conversion Price of any series of Preferred Stock in effect on the date of and immediately prior to such issue, then and in such event, such applicable Conversion Price shall be adjusted, concurrently with such issue, to a value (calculated to the nearest whole cent) determined as follows:

where:

P1	=	such applicable Conversion Price in effect immediately prior to such issuance of Additional Shares of Common Stock;

Q1	=	the aggregate number of shares of Common Stock issued and outstanding immediately prior to such issuance of Additional Shares of Common Stock;

P2	=	the average price per share received by the Company for the Additional Shares of Common Stock; and

Q2	=	the number of Additional Shares of Common Stock;

provided that, for the purpose of this Section 4(d)(iv), all shares of Common Stock issuable upon conversion of Preferred Stock outstanding immediately prior to such issuance of Additional Shares shall be deemed to be outstanding; provided further that, shares of Common Stock issuable upon exercise of Options or upon conversion of Convertible Securities (other than Preferred Stock) outstanding immediately prior to such issuance of Additional Shares shall not be deemed to be outstanding.

(v) Determination of Consideration. For purposes of this Section D.4(d), the consideration received by the Company for the issue of any Additional Shares of Common Stock shall be computed as follows:

(A) Property other than Cash. In the event that Additional Shares of Common Stock are issued for consideration that does not consist solely of cash, such consideration shall be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors and the Requisite Investors; and

(B) Options and Convertible Securities. The consideration per share received by the Company for Additional Shares of Common Stock deemed to have been issued pursuant to Section D.4(d)(iii), relating to Options and Convertible Securities, shall be determined by dividing:

(I) the total amount, if any, received or receivable by the Company as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities, by

(II) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

(vi) Multiple Closing Dates. In the event the Company shall issue on more than one date Additional Shares of Common Stock that are a part of one transaction or a series of related transactions and that would result in an adjustment to any applicable Conversion Price pursuant to the terms of Section D.4(d) then, upon the final such issuance, the applicable Conversion Price shall be readjusted to give effect to all such issuances as if they occurred on the date of the first such issuance (and without giving effect to any additional adjustments as a result of any such subsequent issuances within such period).

(e) Adjustment for Stock Splits and Combinations. If the Company shall at any time, or from time to time after the Series C Original Issue Date effect a subdivision of the outstanding Common Stock, the Conversion Price of each series of Preferred Stock then in effect immediately before that subdivision shall be proportionately decreased. If the Company shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares Common Stock, the Conversion Price of each series of Preferred Stock then in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section D.4(e) shall become effective at the close of business on the date the subdivision or combination becomes effective.

(f) Adjustment for Certain Dividends and Distributions. In the event the Company at any time, or from time to time after the Series C Original Issue Date, shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of Common Stock, then and in each such event the Conversion Price then in effect for each series of Preferred Stock shall be decreased as of the time of such issuance or, in the event such a record date shall have been fixed, as of the close of business on such record date, by multiplying such Conversion Price by a fraction:

(i) the numerator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and

(ii) the denominator of which shall be the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution;

provided, however, if such record date shall have been fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price for each series of Preferred Stock shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price for each series of Preferred Stock shall be adjusted pursuant to this Section D.4(f) as of the time of actual payment of such dividends or distributions; and provided further, that no such adjustment in the Conversion Price for any series of Preferred Stock shall be made if the holders of such series of Preferred Stock simultaneously receive an identical dividend or distribution in shares of Common Stock in a number equal to the number of shares of Common Stock that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock immediately prior to such event.

(g) Adjustments for Other Dividends and Distributions. In the event the Company at any time or from time to time after the Series C Original Issue Date shall make or issue, or fix a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, then and in each such event provision shall be made so that holders of any series of Preferred Stock shall receive upon conversion thereof in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Company that they would have received had all outstanding shares of such series of Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, giving application to all adjustments called for during such period under this Section D.4(g) with respect to the rights of the holders of such series of Preferred Stock; and provided further, that no such adjustment shall be made with respect to such series of Preferred Stock if the holders of such series of Preferred Stock simultaneously receive a dividend or other distribution of such securities in an amount equal to the amount of such securities that they would have received if all outstanding shares of such series of Preferred Stock had been converted into Common Stock immediately prior to such event.

(h) Adjustment for Reclassification, Exchange, or Substitution. If the Common Stock issuable upon the conversion of any series of Preferred Stock shall be changed into the same or a different number of shares of any class or classes of stock, whether by capital reorganization, reclassification, or otherwise (other than a subdivision or combination of shares or stock dividend provided for above, or a reorganization, merger, consolidation, or sale of assets provided for below), then and in each such event the holder of shares of such series of Preferred Stock shall have the right thereafter to convert such shares of such series of Preferred Stock into the kind and amount of shares of stock and other securities and property receivable, upon such reorganization, reclassification, or other change, by holders of the number of shares of Common Stock into which such shares of such series of Preferred Stock would have been converted immediately prior to such reorganization, reclassification, or change, all subject to further adjustment as provided herein.

(i) Adjustment for Merger or Reorganization, etc. In the event of any Corporate Reorganization, each share of any series of Preferred Stock shall thereafter be convertible (or shall be converted into a security which shall be convertible) into the kind and amount of shares of capital stock or other securities or property to which a holder of the number of shares of Common Stock of the Company deliverable upon conversion of such share of such series of Preferred Stock would have been entitled upon such Corporate Reorganization; and, in such case, appropriate adjustment (as determined in good faith by the Board of Directors) shall be made in the application of the provisions in this Section D.4 set forth with respect to the rights and interest thereafter of the holders of shares of such series of Preferred Stock to the end that the provisions set forth in this Section D.4 (including provisions with respect to changes in and other adjustments of the Conversion Price) shall thereafter be applicable, as nearly as reasonably may be, in relation to any shares of stock or other property thereafter deliverable upon the conversion of any share of such series of Preferred Stock.

(j) No Impairment. Except as provided in Section D.6, the Company will not, by amendment of its Certificate of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but will at all times in good faith assist in the carrying out of all the provisions of this Section D.4 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

(k) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price for any series of Preferred Stock pursuant to this Section D.4 of Article FOURTH, the Company shall compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of such series of Preferred Stock a certificate setting forth such adjustment or readjustment and identifying the series of Preferred Stock to which it applies and referencing the facts upon which such adjustment or readjustment is based. The Company shall, upon the reasonable written request at any time of any holder of any series of Preferred Stock furnish or cause to be furnished to such holder a similar certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for such series of Preferred Stock then in effect, and (iii) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of such holder’s shares of such series of Preferred Stock.

(l) Notice of Record Date. In the event:

(i) that the Company declares a dividend (or any other distribution) on its Common Stock in Common Stock or other securities of the Company;

(ii) that the Company subdivides or combines its outstanding shares of Common Stock;

(iii) of any reclassification of the Common Stock of the Company (other than a subdivision or combination of its outstanding shares of Common Stock or a stock dividend or stock distribution thereon), or of any consolidation or merger of the Company into or with another corporation, or of the sale of all or substantially all of the assets of the Company; or

(iv) of the involuntary or voluntary dissolution, liquidation or winding-up of the Company;

then, in the case of the matters referred to in Section D.4(l)(i) or (ii) of this Article FOURTH, at least fifteen (15) days prior to the date on which such dividend, distribution, subdivision or combination, or in the case of the matters referred to in Section D.4(l)(iii) or (iv) of this Article FOURTH, at least fifteen (15) days prior to the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is expected to become effective, the Company shall cause to be filed at its principal office or at the office of the transfer agent of the Preferred Stock, and shall cause to be mailed to the holders of the Preferred Stock at their last addresses as shown on the records of the Company or such transfer agent a notice stating:

(A) the record date of such dividend, distribution, subdivision or combination, or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution, subdivision or combination are to be determined, or

(B) the date on which such reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such reclassification, consolidation, merger, sale, dissolution or winding-up, and

(C) the material terms and conditions of the impending transaction and the applicable provisions of this Certificate of Incorporation with respect to such transaction. The Company shall thereafter give prompt notice of any material changes to the material terms and conditions of such transaction.

5. Mandatory Conversion.

(a) All outstanding shares of Preferred Stock shall automatically be converted into shares of Common Stock, at the then effective Conversion Rate applicable to such outstanding shares, and all references herein to Preferred Stock, Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock shall be deleted and of no further force or effect upon the earlier to occur of (i) immediately prior to the closing of a Qualified IPO or (ii) the affirmative vote of holders of shares of Preferred Stock representing at least a majority of the voting power of the then outstanding shares of Preferred Stock, voting together as a single class, and the date of such vote is referred to herein as the (“Mandatory Conversion Date”).

(b) All holders of record of shares of Preferred Stock shall be given written notice of the Mandatory Conversion Date, and the place designated for mandatory conversion of all such shares of Preferred Stock pursuant to this Section D.5. Such notice need not be given in advance of the occurrence of a Mandatory Conversion Date. Such notice shall be sent by first class or registered mail, hand delivery, or overnight courier to each record holder of Preferred Stock at such holder’s address last shown on the records of the transfer agent (or the records of the Company, if it serves as its own transfer agent). Upon receipt of such notice, each holder of shares of Preferred Stock shall surrender his or its certificate or certificates for all such shares to the Company at the place designated in such notice, and shall thereafter receive certificates for the number of shares of Common Stock to which such holder is entitled pursuant to this Section D.5. On the Mandatory Conversion Date, all rights with respect to the Preferred Stock and set forth in this Certificate of Incorporation, so converted, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock) will terminate, except only the rights of the holders thereof, upon surrender of their certificate or certificates therefor, to receive certificates for the number of shares of Common Stock into which such Preferred Stock has been converted and payment of any accrued or declared but unpaid dividends on such Preferred Stock, if any (which dividends may, at the Company’s election, be paid in cash, shares of Common Stock or a combination thereof). If so required by the Company, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Company, duly executed by the registered holder or by his or its attorney duly authorized in writing. As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates for Preferred Stock, the Company shall cause to be issued and delivered to such holder, or on his or its written order, a certificate or certificates for the number of full shares of Common Stock issuable on such conversion in accordance with the provisions hereof and, at the election of the Company, cash as provided in Section D.4(b) of this Article FOURTH in respect of any fraction of a share of Common Stock otherwise issuable upon such conversion.

(c) All certificates evidencing shares of Preferred Stock which are required to be surrendered for conversion in accordance with the provisions hereof, shall, from and after the Mandatory Conversion Date, be deemed to have been retired and cancelled and the shares of Preferred Stock represented thereby converted into Common Stock for all purposes, notwithstanding the failure of the holder or holders thereof to surrender such certificates on or prior to such date. The Company may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized Preferred Stock accordingly.

6. Negative Covenants.

(a) So long as shares of Senior Preferred Stock are outstanding, the Company shall not, whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of the Requisite Investors, amend, alter or change the rights, preferences, or privileges of either the Series C Preferred Stock or the Series B Preferred Stock so as to materially adversely effect either the Series C Preferred Stock or the Series B Preferred Stock. So long as at least 20% of the shares of Senior Preferred Stock originally issued by the Company (as adjusted for any stock splits, stock dividends, recapitalizations or the like) remain outstanding, the Company shall not (and shall not permit any subsidiary of the Company to), whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of the Requisite Investors:

(i) increase or decrease (other than for decreases resulting from conversion of the Preferred Stock in accordance with the terms of this Certificate of Incorporation) the authorized number of shares of Preferred Stock or any series thereof;

(ii) amend, alter, waive or repeal any provision of this Certificate of Incorporation;

(iii) authorize, create or designate, or incur any obligation to issue or issue shares of, any class or series of stock or other equity securities (or any securities convertible into or exchangeable for any capital stock or other equity securities) ranking on par or senior to the Senior Preferred Stock, with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights;

(iv) take any action for itself or through any subsidiary of the Company to effect a Liquidation Event or Corporate Reorganization (subject to Section D.5(a));

(v) issue shares of Common Stock, except for Excluded Issuances approved by a majority of the Board of Directors, including a majority of the Designated Preferred Directors, or increase the authorized number of shares of Common Stock;

(vi) reduce or increase the size of the Board of Directors or change the procedures by which members of the Board of Directors are elected or appointed from the size and procedures in place on the Series C Original Issue Date;

(vii) declare or pay a dividend or other distributions on the Series C Preferred Stock, Series B Preferred Stock, Series A Preferred Stock or Common Stock {or permit any subsidiary of the Company to declare or pay any similar dividend or distribution) or redeem or repurchase any shares of the Company’s capital stock or options to purchase capital stock (or permit any subsidiary of the Company to redeem or repurchase any similar capital securities), other than the repurchase of capital stock from employees of the Company upon a termination of employment pursuant to agreements to repurchase such capital stock that are approved by the Board of Directors;

(viii) incur indebtedness for borrowed money or permit any subsidiary of the Company to incur indebtedness for borrowed money (in each case including operating and capital leases) in excess of $500,000 in the aggregate and including any direct or indirect guarantee of the payment or performance of the indebtedness of any other party, other than indebtedness incurred pursuant to debt facilities approved by the Board of Directors; or

(ix) enter into an agreement or commitment or permit any subsidiary of the Company to enter into an agreement or commitment with respect to any of the foregoing actions or transactions.

(b) So long as shares of Series A Preferred Stock are outstanding, the Company shall not, whether by way of amendment, merger, consolidation or otherwise, without the prior written consent of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting as a single class, amend, alter or change the rights, preferences, or privileges of the Series A Preferred Stock so as to materially adversely effect the Series A Preferred Stock; provided that the separate vote of the holders of Series A Preferred Stock shall not be required for the Company to authorize, create or designate, or incur any obligation to issue or issue shares of, any class or series of stock ranking on par or senior to the Series A Preferred Stock, with respect to voting rights, dividends, conversion, distributions upon liquidation of the Company or redemption rights.

FIFTH: The Company is to have perpetual existence.

SIXTH: For the management of the business and for the conduct of the affairs of the Company, and in further definition and not in limitation of the powers of the Company and of its directors and of its stockholders or any class thereof, as the case may be, conferred by the State of Delaware, it is further provided that:

(A) The management of the business and the conduct of the affairs of the Company shall be vested in its Board of Directors. In addition to the powers and authority expressly conferred upon them by statute or by this Certificate of Incorporation or the By-Laws of the Company as in effect from time to time, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Company. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the By-Laws. The phrase “whole Board” and the phrase “total number of directors” shall be deemed to have the same meaning, to wit, the total number of directors that the Company would have if there were no vacancies. No election of directors need be by written ballot except as and to the extent provided in the By-Laws.

(B) After the original or other By-Laws of the Company have been adopted, amended or repealed, as the case may be, in accordance with the provisions of Section 109 of the DGCL, and, after the Company has received any payment for any of its stock, the power to adopt, amend, or repeal the By-Laws of the Company may be exercised by the Board of Directors of the Company; subject to the right of the stockholders entitled to vote thereon to alter and repeal By-Laws made by the Board of Directors.

(C) The books of the Company may be kept at such place within or without the State of Delaware as the By-Laws of the Company may provide or as may be designated from time to time by the Board of Directors of the Company.

SEVENTH: The Company shall, to the fullest extent permitted under the law of the State of Delaware, as the same may be amended and supplemented from time to time, indemnify and advance expenses to any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit, proceeding or claim, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Company or while a director or officer of the Company is or was (at the request of the Company) serving as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against any and all expenses (including attorney’s fees and expenses), judgments, fines, penalties liabilities, and amounts paid in settlement incurred in connection with the investigation, preparation to defend or defense of such action, suit, proceeding or claim; provided, however, that except with respect to proceedings to enforce rights to indemnification, the By-Laws of the Company may provide that the Company shall indemnify any director, officer or such person in connection with a proceeding (or part thereof) initiated by such director, officer or such person only if such proceeding (or part thereof) was authorized by the Board of Directors of the Company. The Company, by action of its Board of Directors, may provide indemnification or advance expenses to employees and agents of the Company or other persons only on such terms and conditions and to the extent determined by the Board of Directors in its sole and absolute discretion. The indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in their official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs and legal representatives of such person. Any person seeking indemnification under this Article SEVENTH shall be deemed to have met the standard of conduct required for such indemnification unless the contrary shall be established. Any repeal or modification of this Article SEVENTH shall not adversely affect any right or protection of a director or officer of the Company with respect to any acts or omissions of such director or officer occurring prior to such repeal or modification.

EIGHTH: No director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that exemption from liability or limitation thereof is not permitted under the DGCL as in effect at the time such liability or limitation thereof is determined. No amendment, modification or repeal of this Article EIGHTH shall apply to or have any effect on the liability or alleged liability of any director of the Company for or with respect to any acts or omissions of such director occurring prior to such amendment, modification or repeal. If the DGCL is amended after approval by the stockholders of this Article EIGHTH to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

NINTH: Whenever a compromise or arrangement is proposed between the Company and its creditors or any class of them and/or between the Company and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the Company or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Company under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Company under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, to be summoned in such manner as the said court directors. If a majority in number representing three-fourths (3/4) in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the Company, as the case may be, agree to any compromise or arrangement and to any reorganization of the Company as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the Company, as the case may be, and also on the Company.

TENTH: To the fullest extent permitted by the DGCL, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, Business Opportunities (defined below) of (i) any purchaser who received shares of Series C Preferred Stock issued under (a) the 2013 Series C Purchase Agreement, (b) that certain Series C Preferred Stock Purchase Agreement, dated as of December 26, 2014 or (c) that certain Series C Preferred Stock Purchase Agreement, dated as of or about the date of filing of this Certificate of Incorporation, or any of their Affiliates (defined below), or (ii) any director of the Company who is a Preferred C Director, a Preferred B Director or a Preferred A Director (a “Specified Director”). Furthermore, if a Specified Director or any such holder of Senior Preferred Stock or one of its Affiliates engages in a Business Opportunity, such conduct shall not, to the fullest extent permitted by the DGCL, be deemed a breach of any fiduciary or other duties, if any, whether express or implied, of such person solely because of any interest or expectancy of the Company in, or in being offered an opportunity to participate in, such Business Opportunity. As used in this Article TENTH, an “Affiliate” of any person shall mean any other person controlling, controlled by or under common control with such person, but shall not include the Company or its subsidiaries. As used in this Article TENTH, “Business Opportunities” of any person shall mean all business opportunities presented or otherwise known to such person other than those first presented or made known to such person either (i) by an officer, employee, consultant or other agent of the Company known by such person to be acting in such capacity, or (ii) in such person’s capacity as a director, officer, employee, consultant or other agent of the Company.

ELEVENTH: Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery in the State of Delaware shall be the sole and exclusive forum for any stockholder (including a beneficial owner) to bring (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of fiduciary duty owed by any director, officer or other employee of the Company to the Company or the Company’s stockholders, (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or this Certificate of Incorporation or bylaws or (iv) any action asserting a claim against the Company, its directors, officers or employees governed by the internal affairs doctrine, except for, as to each of (i) through (iv) above, any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery, or for which the Court of Chancery does not have subject matter jurisdiction. If any provision or provisions of this Article ELEVENTH shall be held to be invalid, illegal or unenforceable as applied to any person or entity or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Article ELEVENTH (including, without limitation, each portion of any sentence of this Article ELEVENTH containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) and the application of such provision to other persons or entities and circumstances shall not in any way be affected or impaired thereby.

TWELFTH: From time to time any of the provisions of this Certificate of Incorporation may be amended, altered or repealed, and other provisions authorized by the laws of the State of Delaware at the time in force may be added or inserted in the manner and at the time prescribed by said laws, and all rights at any time conferred upon the stockholders of the Company by this Certificate of Incorporation are granted subject to the provisions of this Article TWELFTH.

[Signature Page Immediately Follows]

IN WITNESS WHEREOF, the Company has caused this Amended and Restated Certificate of Incorporation to be signed by Chris A. Raanes, its President and Chief Executive Officer, and its corporate seal to be affixed hereto, this [    ] day of [            ], 2015.

VIEWRAY INCORPORATED

By:
Name:	Chris A. Raanes
Title:	President and Chief Executive Officer

[Signature Page to ViewRay Incorporated A&R Charter]